UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Essent Group Ltd.

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Explanatory Note

On April 30, 2021, Essent Group Ltd. (“Essent”) sent the following e-mail to certain shareholders regarding Essent’s upcoming annual meeting of shareholders.

Dear [Shareholder]:

Thank you for your investment in Essent, and for your careful consideration of the items up for a shareholder vote at our 2021 annual meeting. We are sending you this letter to ask you to vote FOR Proposal 3 in our 2021 Proxy Statement, which is our Advisory Vote on Executive Compensation, commonly known as our “Say on Pay” proposal. Essent prides itself on creating and retaining a strong alignment between shareholders and management, and appreciates this opportunity to provide additional rationale to support our decisions.

Essent takes alignment between shareholders and management very seriously, as evidenced by a long track record of strong shareholder support of our Say on Pay vote.

Essent as a company is disciplined, methodical, and analytical and, in light of the disruptions and instability caused by the COVID-19 pandemic, made changes to the performance goals for 2019 and 2020 performance share awards. We and our compensation committee took a high level of care in this decision-making process. We concluded that the risk of inaction and leaving the largest component of compensation for the stewards of our business to the unforeseeable and unpredictable global pandemic was not a prudent decision for shareholders in the long-run. In particular, the compensation committee was thoughtful in its approach and took into consideration the following when contemplating the adjustment:

•	The pandemic’s impact on several macroeconomic factors relevant to Essent that are (and continue to be) outside of management’s control.

•	The probability of achieving goals set in the 2019 and 2020 performance awards at the time decisions were made.

•	The potential erosion of “holding power” for senior executives who would be crucial to steward Essent through the pandemic—said differently, the glue that holds management at Essent to continue to deliver strong returns (unvested equity) was falling to low levels as a result of the global pandemic (and not as a result of any business decisions made by our senior executives) that left us vulnerable from a retention standpoint.

•	Goals for in-flight performance awards were set at stretch levels relative to Essent’s historic performance and did not consider the impacts of a global pandemic.

We believe the above reasons provide substantial rationale for the decisions made. At the time the compensation committee approved these actions, the stakes were, and continue to remain, considerably high for Essent, and the committee acted in the interest of supporting leadership continuity.

Further, for future years, the compensation committee has taken action to design new performance metrics for its equity awards that provide a more market-aligned view of compensation. In particular, beginning with 2021, the compensation committee re-designed the long-term incentive plan to provide that performance-based vesting equity awards will be subject, in part, to a relative total shareholder return metric tied to a broader set of financial companies (i.e., the S&P 1500 Financials Index), in addition to the compounded annual book value per share growth metric, to help strengthen the alignment between management and investors.

In summary, Essent believes that it has created and retains strong alignment between shareholders and management through its compensation program. Further, Essent’s compensation committee thoughtfully put together a thorough and disciplined review process and decided to take action to ensure management continuity in the face of a global pandemic with a one-time adjustment. Essent has historically received very high support of its Say on Pay vote from its shareholders.

For these and the reasons, we respectfully ask you to vote FOR Proposal 3 and, if you previously voted against Proposal 3, we hope you will reconsider your vote for the reasons given. We appreciate this opportunity to provide further insight.